Exhibit 10.1

CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND GENERAL RELEASE.  BY SIGNING THIS AGREEMENT AND GENERAL RELEASE YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

Agreement and General Release

This Agreement and General Release (“Release”) is between Rosetta Stone Ltd. (the “Company”) and Sonia Galindo (“Executive”) (each a “Party,” and together, the “Parties”). For purposes of this Release “Effective Date” shall mean the date that is the eighth day after the date on which Executive signs this Release, provided Executive has not revoked this Release pursuant to Section 2(c) below.

Recitals

A.Executive’s employment with the Company is terminating effective July 1, 2019 (the “Termination Date”).

B.Executive wishes to receive, and the Company wishes to provide in recognition of Executive’s contributions to the Company, certain payments and benefits as described in Section 1 of this Release.

C.Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Termination Date.

Agreement

The Parties agree as follows:

1.Severance Package Obligation. The Company shall pay or provide to Executive the following, if Executive executes and does not revoke this Release:

(a)Executive’s annual bonus for 2019, pro-rated through the Termination Date and calculated based on actual performance under the Company’s 2019 Annual Incentive Program as if Executive had remained an employee throughout 2019, paid at the same time as other recipients receive their annual bonus for 2019 and in accordance with the terms of the Company bonus policy governing the 2019 Annual Incentive Program;

(b)Executive may elect health care coverage for up to eighteen (18) months from her last day of work at the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  The Company will pay for up to twelve (12) months, on an after-tax basis, the portion of Executive’s COBRA premiums for such coverage that exceeds the amount that Executive would have incurred in premiums for such coverage under the Company’s health plan if then employed by the Company; provided, however, the Company’s obligation shall only apply to the extent COBRA coverage is elected and in effect during such period.  Following the twelve (12) months of coverage, Executive will be responsible for the full amount of all future premium payments should she wish to continue COBRA coverage.  However, if Executive becomes eligible for group health coverage sponsored by another employer

(regardless of whether such coverage is actually elected) or for any other reason her COBRA coverage terminates, the Company shall not be obligated to pay any portion of the premiums provided hereunder for periods after she becomes eligible for such other coverage or her COBRA coverage terminates.  Executive shall have the obligation to notify the Company if she becomes eligible for group health coverage sponsored by another employer.

(c)as set forth in Attachment 1, (i) vesting through the Termination Date of Executive’s outstanding unvested stock options and restricted stock and outstanding earned but unvested performance share units and (ii) Executive’s retention of Executive’s outstanding unearned performance share units, to be earned and vested in accordance with the terms of the applicable performance share unit grant agreement, each of which shall remain in effect following the Termination Date.

The payments and benefits as provided in Sections 1(a) through (c) above are referred to herein as the “Severance Package.”

2.Legal Releases

(a)Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever releases and discharges the Company, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Executive Releaser due to any Executive Releasee’s act or omission, (all of whom are collectively referred to as “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Credit Reporting Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42 and any civil rights law of any state or other governmental body; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Release, the release set forth in this Section shall not extend to: (i) any rights arising under this Release; (ii) any vested rights under any pension, retirement, profit sharing or similar plan; (iii) any rights Executive has under applicable workers compensation laws; (iv) Executive’s rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract or any indemnification agreement with the Company, in connection with Executive’s acts and omissions within the course and scope of Executive’s employment with the Company; (v) Executive’s ability to communicate with the Equal Employment Opportunity Commission (EEOC) or any other governmental agency, provided Executive does not seek any personal relief for any claims released herein; (vi) any claims arising after the date of Executive’s execution of this Release; (vii) any obligations of the Company under the Employment Agreement dated January 2, 2015 by and between the Company and Executive (the “Employment Agreement”) which survive Executive’s termination of employment; (viii) any rights to file an unfair labor practice charge under the National Labor Relations Act; or (ix) any other claims that cannot lawfully be released.  Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Effective Date, and Executive agrees not to not file a worker’s compensation claim asserting the existence of any such previously undisclosed illness, injury, or disability. Executive has specifically consulted with counsel with respect to the agreements, representations, and declarations set forth in the previous sentence. Executive understands and agrees that by signing this Release Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment.  Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this Release.

(b)In order to provide a full and complete release, each of the Parties understands and agrees that this Release is intended to include all claims, if any, covered under this Section 2 that such Party may have and not now know or suspect to exist in such Party’s favor against any other Party and that this Release extinguishes such claims.  Thus, each of the Parties expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in such Party’s favor at the time of executing the release, which if known by such Party must have materially affected such Party’s settlement with the party being released.

(c)Executive acknowledges that she consulted with an attorney of her choosing before signing this Release, and that the Company provided her with no fewer than twenty-one (21) days during which to consider the provisions of the Employment Agreement and this Release and, specifically the release set forth at Section 2(a) above, although Executive may sign and return the Release sooner if she so chooses.  Executive further acknowledges that she has the right to revoke this Release for a period of seven (7) days after signing it and that this Release shall not become effective until such seven (7)-day period has expired. Executive acknowledges and agrees that if she wishes to revoke this Release, she must do so in writing, and that such revocation must be signed by Executive and received by the Company in care of the Chief Executive Officer no later than 5 p.m. (Eastern Time) on the seventh (7th) day after Executive has signed this Release. Executive acknowledges and agrees that, in the event that she revokes this Release, she shall have no right to receive the Severance Package. Executive represents that she has read this Release, including the release set forth in Section 2(a), above, affirms that this Release and the Employment Agreement provide her with benefits to which she would not otherwise be entitled, and understands its terms and that she enters into this Release freely, voluntarily, and without coercion.

3.Executive acknowledges that she has received all compensation to which she is entitled for her work up to her last day of employment with the Company, and that she is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Severance Package, and any expense reimbursement due pursuant Section 3(d)(ii) of the Employment Agreement.

4.Executive agrees that the only thing of value that she will receive by signing this Release is the Severance Package.

5.The Parties agree that their respective rights and obligations under the Employment Agreement shall survive the execution of this Release.

6.The parties understand and agree that this Release shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.

7.Executive represents and warrants to the Company that, prior to the Effective Date, Executive did not disclose to any person, other than to Executive’s spouse, tax advisor and counsel, the terms of this Release or the circumstances under which the matter that is the subject of this Release has been resolved.  After the Effective Date, neither Executive, counsel for Executive, nor any other person under Executive’s control shall disclose any term of this Release or the circumstances of Executive’s separation from the Company, except that Executive may disclose such information to Executive’s spouse or to an attorney or accountant to the extent necessary to obtain professional advice.  This Section 7 does not in any way restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order.  Executive agrees that Executive shall provide the Company written notice of any such order within three business days following service of the court order; provided that doing so would not violate applicable law or regulation.

8.Executive covenants never to disparage or speak ill of the Company or any the Company product or service, or of any past or present employee, officer or director of the Company, nor shall Executive at any time harass or behave unprofessionally toward any past, present or future Company employee, officer or director.  This Section 8 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that these rights cannot be waived by agreement or from complying with applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.  Executive agrees that Executive shall provide the Company written notice of any such order within three business days following service of the court order; provided that doing so would not violate applicable law or regulation.

9.Executive acknowledges that because of Executive’s position with the Company, Executive may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Executive was involved during Executive’s employment with the Company, or that concern matters of which Executive has information or knowledge (collectively, a “Proceeding”). Executive agrees that Executive shall testify truthfully in connection with any such Proceeding, shall cooperate with the Company in connection with every such Proceeding, and that Executive’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena.  The Company shall reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in honoring Executive’s obligation of cooperation under this Section 9.

10.Nothing in this Release or the Employment Agreement prohibits or restricts Executive (or Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other federal or state regulatory authority regarding this Release or its underlying facts or circumstances or a possible securities law violation.  This Release does not limit Executive’s right to receive an award for information provided to the SEC staff or any other securities regulatory agency or authority.  Nothing in this Release or the Employment Agreement in any way prohibits or is intended to restrict or impede Executive from exercising protected rights under the National Labor Relations Act.

11.Miscellaneous Terms and Conditions

(a)Each party understands and agrees that Executive or it assumes all risk that the facts or law may be, or become, different than the facts or law as believed by the party at the time Executive or it executes this Release.  Executive and the Company acknowledge that their relationship precludes any affirmative obligation of disclosure, and expressly disclaim all reliance upon information supplied or concealed by the adverse party or its counsel in connection with the negotiation and/or execution of this Release.

(b)The parties warrant and represent that they have been offered no promise or inducement except as expressly provided in this Release, and that this Release is not in violation of or in conflict with any other agreement of either party.

(c)All covenants and warranties contained in this Release are contractual and shall survive the closing of this Release.

(d) This Release shall be binding in all respects upon, and shall inure to the benefit of, the parties’ heirs, successors and assigns.

(e)This Release shall be governed by the internal laws of the Commonwealth of Virginia, irrespective of the choice of law rules of any jurisdiction.

(f)Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect. Notwithstanding the foregoing, if Section 2(a), above, is declared void or unenforceable, then this Release shall be null and void and both parties shall be restored to the positions that they occupied before the Release’s execution (meaning that, among other things, all sums paid by the Company pursuant to Section 1, above, shall be immediately refunded to the Company); provided that in such circumstances this Release and the facts and circumstances relating to its execution shall be inadmissible in any later proceeding between the parties, and the statutes of limitations applicable to claims asserted in the proceeding shall be deemed to have been tolled for the period between the Effective Date and 10 days after the date on which Section 2(a) is declared unenforceable.

(g)This Release constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements.

(h)This Release shall not be modified except in a writing signed by the parties.

(i)No term or condition of this Release shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Release, except by a writing signed by the party charged with the waiver or estoppel.  No waiver of any breach of this Release shall be deemed a waiver of any later breach of the same provision or any other provision of this Release.

(j)Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this Release.

(k)Pronouns contained in this Release shall apply equally to the feminine, neuter and masculine genders.  The singular shall include the plural, and the plural shall include the singular.

(l)Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this Release.

(m)Any party contesting the validity or enforceability of any term of this Release shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(n)The parties acknowledge that they have reviewed this Release in its entirety and have had a full and fair opportunity to negotiate its terms and to consult with counsel of their own choosing concerning the meaning and effect of this Release.  Each party therefore waives all applicable rules of construction that any provision of this Release should be construed against its drafter, and agrees that all provisions of the agreement shall be construed as a whole, according to the fair meaning of the language used.

(o)Every dispute arising from or relating to this Release shall be tried only in the state or federal courts situated in the Commonwealth of Virginia.  The parties consent to venue in those courts, and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.

(p)In any action relating to or arising from this Release, or involving its application, the party substantially prevailing shall recover from the other party the expenses incurred by the prevailing party in connection with the action, including court costs and reasonable attorneys’ fees.  If Executive is the substantially prevailing party, the Company shall pay such expenses within 60 days following the determination that she is the substantially prevailing party.

(q)This Release may be executed in counterparts, or by copies transmitted by telecopier, all of which shall be given the same force and effect as the original.

[SIGNATURES FOLLOW]

ROSETTA STONE LTD.		EXECUTIVE

By:	/s/ A. John Hass III	/s/ Sonia Galindo
A. John Hass III, Chief Executive Officer		Sonia Galindo

Date:	July 1, 2019	Date:	July 1, 2019

Attachment 1

Equity Vesting